Exhibit 4.25

AMENDMENT TO THE THIRTY-SEVENTH ASSIGNMENT OF
availability AGREEMENT, CONSENT AND AGREEMENT

This Amendment, dated as of September 18, 2015, to the Thirty-seventh Assignment of Availability Agreement, Consent and Agreement (hereinafter referred to as the “Thirty-seventh Assignment of Availability Agreement”), dated as of September 1, 2012, is made by and among System Energy Resources, Inc. (formerly Middle South Energy, Inc.) (the “Company”), Entergy Arkansas, Inc., formerly Arkansas Power & Light Company (“Entergy Arkansas”) (successor in interest to Arkansas Power & Light Company and Arkansas-Missouri Power Company), Entergy Louisiana, LLC, formerly Louisiana Power & Light Company (“Entergy Louisiana”), Entergy Mississippi, Inc., formerly Mississippi Power & Light Company (“Entergy Mississippi”), Entergy New Orleans, Inc., formerly New Orleans Public Service Inc. (“Entergy New Orleans”) (hereinafter Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans are called individually a “System Operating Company” and collectively, the “System Operating Companies”), and The Bank of New York Mellon (successor to United States Trust Company of New York), as trustee (the “Trustee”).
WHEREAS:
A.    The Thirty-seventh Assignment of Availability Agreement may be amended, waived, modified, discharged or otherwise changed only by a written instrument that has been signed by all the parties to the Thirty-seventh Assignment of Availability Agreement and that does not materially adversely affect the rights of the Trustee or the holders of the Twenty-second Series Bonds (as defined in the Thirty-seventh Assignment of Availability Agreement).
B.    The Thirty-seventh Assignment of Availability Agreement provides that the Trustee shall, at the request of the Company, execute any instrument amending, waiving, modifying, discharging or otherwise changing the Thirty-seventh Assignment of Availability Agreement (a) as to which the Trustee shall have received an opinion of counsel to the effect that such instrument has been duly authorized by each person executing the same and is permitted by the provisions of Section 5.1 of the Thirty-seventh Assignment of Availability Agreement and that the Thirty-seventh Assignment of Availability Agreement, as amended, waived, modified, discharged or otherwise changed by such instrument, constitutes valid, legally binding and enforceable obligations of the Company and each of the System Operating Companies, and (b) that shall have been executed by the Company and each of the System Operating Companies. The Trustee shall be fully protected in relying upon the aforesaid opinion.
C.    The Company and the System Operating Companies, by this instrument, wish to amend the Thirty-seventh Assignment of Availability Agreement, as hereunder set forth.
D.    All things necessary to make this Amendment the valid, legally binding and enforceable obligation of each of the parties hereto have been done and performed and the execution and performance hereof in all respects have been authorized and approved by all corporate and shareholder action necessary on the part of each thereof.

NOW, THEREFORE, in consideration of the terms and agreements hereinafter set forth, the parties agree with each other as follows:
ARTICLE I
Amendments
1.Amendments.
A.Section 1.5 of the Thirty-seventh Assignment of Availability Agreement is hereby amended and modified by (i) deleting the word “and” at the end of subsection (a) thereof, (ii) deleting the period at the end of subsection (b) thereof and substituting therefor a semicolon, and (iii) adding at the end of such Section 1.5 the following new subsections (c), (d), (e) and (f):
“(c) the term “Board of Directors” shall mean the board of directors, the board of managers or the equivalent governing body of an entity, or any committee, corporation, individual or group of individuals duly authorized to act for such entity in respect of matters relating to this Agreement;
(d) the terms “Common Stock”, “common stock” and “common securities” shall mean the class of stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that has ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that preference stock and preferred stock shall not be considered common stock;
(e) the terms “Corporation” and “corporation” shall mean a corporation, association, company (including, without limitation, limited liability company) or business trust, and references to “corporate” and other derivations of “corporation” herein shall be deemed to include appropriate derivations of such entities; and
(f) the terms “Preferred Stock”, “preferred stock”, “Preference Stock”, “preference stock” and “preference securities” shall mean any class of stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to common stock.”
B.The Thirty-seventh Assignment of Availability Agreement shall be deemed amended and modified to the extent necessary to give effect to the foregoing. Except as amended and modified hereby, the Thirty-seventh Assignment of Availability Agreement shall remain in full force and effect.

ARTICLE II
Severability

2.Severability. If any provision or provisions of this Amendment shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE III
Governing Law

3.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

ARTICLE IV
Succession

4.Succession. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

ARTICLE V
Reference to and Effect on the Thirty-seventh Assignment of Availability Agreement

5.Reference to and Effect on the Thirty-seventh Assignment of Availability Agreement. Upon the effectiveness of this Amendment, each reference in the Thirty-seventh Assignment of Availability Agreement to “this Assignment”, “hereunder”, “hereof”, “herein” or words of like import referring to the Thirty-seventh Assignment of Availability Agreement shall mean and be a reference to the Thirty-seventh Assignment of Availability Agreement as amended by this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Trustee or the holders of the Twenty-second Series Bonds under the Thirty-seventh Assignment of Availability Agreement or the Availability Agreement (as defined in the Thirty-seventh Assignment of Availability Agreement), nor constitute a waiver of any provision of the Thirty-seventh Assignment of Availability Agreement or the Availability Agreement.

ARTICLE VI
Counterparts

6.Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In furtherance of the foregoing, it is understood and agreed that signatures hereto submitted by facsimile transmission shall be deemed to be, and shall constitute, original signatures.

ARTICLE VII
Recitals

7.Recitals deemed made by the Company and the System Operating Companies. The recitals contained herein shall be taken as the statements of the Company and the System Operating Companies and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ENTERGY ARKANSAS, INC. ENTERGY LOUISIANA, LLC ENTERGY MISSISSIPPI, INC. ENTERGY NEW ORLEANS, INC. SYSTEM ENERGY RESOURCES, INC.

By: /s/ Steven C. McNeal Name: Steven C. McNeal Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON, Trustee

By: _____/s/ Francine Kincaid__________ Name: Francine Kincaid Title: Vice President